MASTER PURCHASE AND RESELLER AGREEMENT BETWEEN SPRINT/UNITED MANAGEMENT COMPANY AND ION NETWORKS, INC. ____________________________________ 1.0 SCOPE AND DEFINITIONS

2.0 AFFILIATE TRANSACTIONS

2.1 SPRINT AFFILIATES’ PURCHASE RIGHTS.

CONTRACTUAL LIABILITY.
SPRINT SERVICES.

4,0 TERM & TERMINATION

4.1 TERM

4.2 TERMINATION FOR CONVENIENCE.

4.3 TERMINATION FOR CAUSE.
OBLIGATIONS RELATING TO TERMINATION OR EXPIRATION.

4.6 TRANSITION PERIOD.

4.7 TERMINATION FOR FINANCIAL INSTABILITY.

4.8 EFFECT OF TERMINATION.

5.0 PRICE AND TERMS OF SALE

6.0 INVOICING, PAYMENT AND OFFSET RIGHT

7.1 PURCHASE ORDERS

7.2 PURCHASE ORDER ACKNOWLEDGEMENT

7.3 SPRINT’S PURCHASE ORDER TERMINATION RIGHTS

7.4 SPRINT’S PURCHASE ORDER CHANGE RIGHTS

8.0 SHIPPING AND RISK OF LOSS OF PRODUCT

8.1 GENERAL

8.2 RISK OF LOSS

8.3 LATE SHIPMENT

8.4 EARLY SHIPMENT

9.0 INSPECTION, ACCEPTANCE AND QUALITY CONTROL
1

9.1 INSPECTION.
ACCEPTANCE.
QUALITY CONTROL.

10.0 CANCELLATION

10.1 CANCELLATION FOR CAUSE.

10.2 CANCELLATION FOR CONVENIENCE:

11.0 TERRITORY

12.0 SERVICE AND DELIVERABLE WARRANTIES

12.1 GENERAL PRODUCT AND SYSTEM WARRANTY

12.2 INTEROPERABILITY WARRANTY

12.3 BACKWARDS COMPATIBILITY WARRANTY

12.4 MEDIA WARRANTY

12.5 NON-INFRINGEMENT WARRANTY

12.6 REPLACEMENT DELIVERABLES

12.7 SERVICES WARRANTY

12.8 SUPPLIER PERSONNEL WARRANTY

13.0 SECURITY

13.1 VIRUS WARRANTY

13.2 ILLICIT TECHNOLOGY REMEDIES

13.3 ILLICIT TECHNOLOGY AND UNMITIGATED VULNERABILITIES WARRANTY

13.4 SCANNING REQUIREMENTS AND FIXES

14.0 PRODUCT CHANGES AND FEATURE ENHANCEMENTS

14.1 EQUIPMENT CHANGES

14.2 SOFTWARE CHANGES

14.3 SUPPLIER’S NOTICE OBLIGATIONS

14.4 SUPPLIER’S OBLIGATIONS IF ADVERSE EFFECT ON OTHER DELIVERABLES

15.0 DISCONTINUATION OF PRODUCT

15.1 PRODUCT

15.2 REPLACEMENT PARTS

15.3 CHRONIC CONDITIONS

15.4 REMEDIES

16.0 PERSONNEL

16.1 REQUIRED COMPLIANCE WITH AGREEMENT.

REMOVAL.

16.3 SUPPLIER’S REPRESENTATIVE.

16.4 SAFETY.

16.5 WEAPONS PROHIBITION.
2

16.6 BACKGROUND CHECKS.

16.7 SECURITY ADHERENCE AND ACCESS RIGHTS.

16.8 INVESTIGATIONS.

17.0 SUPPLIER ADDITIONAL OBLIGATIONS

18.0 OWNERSHIP

18.1 SPRINT OWNED PROPERTY.

18.2 DEVELOPED PROPERTY.

19.0 CONFIDENTIAL INFORMATION

19.1 GENERAL.

19.2 CONFIDENTIALITY.

19.3 EXCEPTIONS.

19.4 THIRD PARTY CONFIDENTIAL INFORMATION.

19.5 INFORMATION SECURITY.

19.6 NO PUBLICITY.

19.7 INJUNCTIVE RELIEF.

20.0 LICENSE OF SOFTWARE

21.0 ESCROW AGREEMENT

22.0 USE OF PRODUCTS

23.0 INDEMNITY

23.1 SUPPLIER’S GENERAL THIRD PARTY INDEMNITY

23.2 SPRINT’S GENERAL THIRD PARTY INDEMNITY

23.3 SUPPLIER’S INTELLECTUAL PROPERTY INDEMNIFICATION

23.4 INDEMNIFICATION PROCEDURES

24.0 LIMITATION OF DAMAGES

25.0 INSURANCE

25.1 REQUIRED INSURANCE COVERAGE.

25.2 CERTIFICATES OF INSURANCE.

26.0 RIGHT OF AUDIT

27.0 NOTICES

28.0 DISPUTE RESOLUTION

28.1 OPTION TO NEGOTIATE DISPUTES.

28.2 CONTINUING PERFORMANCE.

28.3 FORUM SELECTION.

28.4 WAIVER OF JURY TRIAL.

28.5 ATTORNEY’S FEES.

29.0 GENERAL
3

29.1 ETHICS CODE.

29.2 SUPPLIER PERFORMANCE.

29.3 INDEPENDENT CONTRACTOR.

29.4 SURVIVAL.

29.5 SEVERABILITY.

29.6 WAIVER.

29.7 ASSIGNMENT.

29.8 FEDERAL ACQUISITION REGULATIONS; EXECUTIVE ORDER 11246.

29.9 DIVERSITY.

29.10 GOVERNING LAW.

29.11 REMEDIES.

29.12 SPRINT MARKS.

29.13 MATERIAL/MECHANIC’S LIEN

29.14 CONSTRUCTION.

30.0 ENTIRE AGREEMENT
4

This MASTER PURCHASE AND RESELLER AGREEMENT (the “Agreement”) effective February, 2005 (“Effective Date”), between Sprint/United Management Company, a Kansas corporation (“Sprint”) and Ion Networks, Inc., a Delaware corporation (“Supplier”).

BACKGROUND:

A.	Supplier is in the business of providing certain products, systems and services to its customers.

B.	Sprint and Supplier contemplate that they will enter into one or more Purchase Orders for the provision of Deliverables by Supplier to Sprint.

C.	Sprint and Supplier desire to specify the standard terms that will apply to those Purchase Orders.

The parties agree as follows:

1.             DEFINITIONS AND SCOPE

1.1           DEFINITIONS

“Backwards Compatibility” means the referenced prior Revision Level or Levels of the applicable Product or System remain fully functional after the integration with the respective succeeding Revision Level or Levels and that after such integration the prior Revision Level or Levels do not lose any functionality and the new Revision Level or Levels Interoperates with all functionalities of the prior Revision Level or Levels.

“Confidential Information”  means (i) this Agreement and the discussions, negotiations and proposals related to this Agreement and (ii) any information exchanged in connection with this Agreement concerning the other party’s business including, tangible, intangible, visual, electronic, written, or oral information, such as: (w) Sprint Data and trade secrets, (x) financial information and pricing, (y) technical information, such as research, development, procedures, algorithms, data, designs, and know-how, and (z) business information, such as operations, planning, marketing interests, and products, whether, under each of the clauses (i) and (ii) of this definition, received directly or indirectly from the other party, or in the case of Sprint, from Sprint Customers.

“Control”  means: (i) the power to vote 15% or more of the voting interests of an entity; or (ii) ownership of 15% or more of the beneficial interests in income or capital of an entity.

“Deliverable”  means any Product, System or Service delivered or to be delivered by Supplier under this Agreement and any applicable Purchase Order.

“Documentation”  means all written instructions, manuals, descriptions, and any other documents (i) related to the Deliverables, (ii) necessary for Sprint to support Sprint’s business requirements (such as provisioning, testing, operating and troubleshooting) in connection with the Deliverables and (iii) detailed, comprehensive, and prepared in conformance with generally accepted industry standards of professional care, skill, diligence and competence applicable to telecommunications and operational practices similar to Sprint’s.

“Embedded Software” means software that is embedded in hardware and is not intended to be separated from the hardware to function.

“End User”  means any person or entity purchasing Supplier’s Products or Services from Sprint.

 “Equipment” means all hardware and other items of personal property as well as Embedded Software, that are provided or to be provided by Supplier under this Agreement, including the Equipment listed in Exhibit A and Equipment Upgrades and Equipment Feature Enhancements.

“Equipment Feature Enhancement”  means (i) feature enhancements that materially improve functionality or performance of Equipment and that Supplier markets as separate commercially available

1

product or (ii) custom developed features for Sprint or another customer of Supplier.

“Equipment Upgrade”  means any upgrade, enhancement, modification, patch, fix, alteration, improvement, correction, revision, release, new version or any other change to the Equipment, except for Equipment Feature Enhancements.

“Illicit Technology”  means any software, electronic, mechanical or other means, device of function (e.g. key, node, lock, time-out, virus, “back door,” “trapdoor,” “booby trap,” “drop dead device,” “data scrambling device,” “Trojan Horse”), that would allow Supplier or a third party to: (i) monitor or gain unauthorized access to a Sprint System, (ii) use any electronic self-help mechanism, or (iii) restrict, disable, limit, or impair the performance of a Sprint System or Sprint Customer system.

 “Interoperability”  or “Interoperate” means the ability of a Product and System to interconnect and successfully operate with other products and systems.

“Maintenance Services”  means the maintenance services with respect to the Products and Systems further described in ) and Exhibit A.

“Net Price” means the final price paid by any customer of Supplier, including Sprint, after all discounts, reductions, rebates, or adjustments of any kind are applied.

“Purchase Order”  or “Order” means any written purchase order for Deliverables issued by Sprint under this Agreement.

“Product”  means the collective reference to Equipment and Software.

“Replacement Costs”  means all costs that Sprint incurs in obtaining, internally or from a third party, replacement Deliverables, including (i) the cost of deinstallation, disassembly and return shipping of any non-conforming Product or System, and (ii) purchase, shipping, installation, training, and other service related costs of the replacement products.

“Shrinkwrap License”  means Supplier’s Software license that requires an End User to accept it before the Software can be operated (e.g., by opening a sealed package or accepting the license terms electronically during installation).

“Revision Level”  means, with respect to any Product or System, any change from the immediately preceding version, including, any Software Upgrade, Software Feature Enhancement, Equipment Upgrade and Equipment Feature Enhancement.

 “Services”  means any services related to the Products or System that Supplier may offer, such as Maintenance Services, installation services and training services.

“Software” means the computer software programs provided or to be provided by Supplier under this Agreement, including the Software listed in Exhibit A, any Software Upgrade, Software Feature Enhancement and any related Documentation.

“Software Feature Enhancement”  means (i) feature enhancements that materially improve functionality or performance of a Software and that Supplier markets as a separate commercially available product or (ii) custom developed features for Sprint.

“Software License” with respect to End Users means (i) Supplier’s software license attached as Exhibit A to this Addendum, (ii) Supplier’s Shrinkwrap License that accompanies or is otherwise included in the Software, or (iii) an applicable third-party software license. The term “Software License” as used in this Agreement does not mean Sprint’s license for internal use of the Software, the terms of which are included in the Agreement

“Software Upgrade”  means any commercially available upgrade, enhancement, modification, patch, fix, alteration, improvement, correction, revision, release, new version or any other change to the Software or

2

Documentation, except for Software Feature Enhancements.

“Specifications”  means the specifications and associated performance standards set forth in Exhibit A.

“Sprint Affiliate”  means (i) any entity, directly or indirectly, Controlling, Controlled by or under common Control with Sprint; (ii) any entity that has entered into an agreement to construct, manage, and maintain a wireless service network in a defined geographical territory and is authorized to sell telecommunication services in that territory under the “Sprint” or Sprint PCS” brand name(s) or any successor brand name(s); (iii) any entity to which any Sprint Affiliate, as defined in clause (i) or (ii) of this definition, is required by law, regulation or contract to provide services or products or (iv) any direct or indirect wholly owned affiliate of Sprint Corporation that is subsequently divested.

“Sprint Customer”  or “Customer” means a customer of one or more services or products offered by Sprint or a Sprint Affiliate.

“Sprint Data”  means all information collected or developed by (i) Sprint or a Sprint Affiliate regarding Sprint Customers or (ii) by Supplier regarding Sprint Customers (but only in their capacity as Sprint Customers), including, under each of the clauses (i) and (ii) of this definition, location-based information, all phone or other identification numbers issued to Sprint Customers, all electronic serial numbers, all Sprint Customers personalization information and all automatic number identification information and all information described in the Federal Communications Commission’s definition of “Customer Proprietary Network Information” as set forth in 47 USC Section 222(h)(1) (as amended and interpreted from time to time).

 “Supplier Personnel” means any employees, subcontractors or agents of Supplier who perform Services, act on Supplier’s behalf or are paid by Supplier in connection with this Agreement.

“Supplier System”  means any program, system, data or network of Supplier or any Supplier Customer.

“Sprint Routing Guide”  is attached as Exhibit B.

“Sprint System”  means any program, system, data or network of Sprint or any Sprint Customer.

“Standalone Software”  means Software that is not embedded in hardware and intended to operate separately on a computer.

“Supplier Personnel Compensation”  means wages, salaries, fringe benefits and other compensation, including contributions to any employee benefit, medical or savings plan and all payroll taxes, unemployment compensation benefits, including withholding obligations.

“System”  means the following configuration of Products:

“Unmitigated Vulnerability”  means any technology or configuration that, from a security perspective induces unacceptable operational risks and, is (i) inconsistent with industry-accepted practices, (ii) susceptible to being hacked, broken into or compromised, or (iii) referenced by the Carnegie Mellon CERT® Coordination Center at www.cert.org.

“Uptime Availability Standard”  is the number of hours a System or Product is available for use by Sprint in a calendar month, expressed as a percentage of the total hours during that calendar month.

1.0           SCOPE

                General. This Agreement contains the terms that will apply to any Purchase Order that Sprint may place with Supplier during the term of this Agreement for Products and Services offered by Supplier more fully described in Exhibit A, to this Agreement. The terms of this Agreement control over any additional or inconsistent terms found in any Purchase Order under this Agreement or in any acknowledgment or other form used by Supplier, or any exhibits attached to this Agreement.

3

1.1           No Volume Commitment.

Sprint is not committed to purchasing any minimum order or aggregate dollar volume of Products or Services during the term of this Agreement. Any forecast provided to Supplier by Sprint is provided for planning purposes only and is not a commitment other than what is specified in the terms in Exhibit A on Sprint’s part to purchase certain quantities.

1.2           Grant Of Rights. During the term of this Agreement, Supplier grants to Sprint a non-transferable, non-exclusive right to resell to End Users the Products, Software and Services described in Exhibit A, and to deliver any accompanying Documentation to End Users.

2. AFFILIATE TRANSACTIONS

2.1 Sprint Affiliates’ Purchase Rights.

Any Sprint Affiliate may request Supplier to provide Products and Services under this Agreement. For Products and Services that are being provided to Sprint under a then existing Order, the existing Order will apply to the Sprint Affiliate and upon receipt of the Sprint Affiliate’s request, Supplier is obligated to provide those Products and Services to the Sprint Affiliate. For Products and Services that are not being provided to Sprint under a then existing Order, the Sprint Affiliate and Supplier will negotiate in good faith a new Order, consistent with this Agreement.

2.2 Contractual Liability.

All references to Sprint in this Agreement refer equally to Sprint or the Sprint Affiliate executing a particular Order. Only the entity executing the particular Order incurs any obligation or liability to Supplier under that Order.

                2.3          Sprint Services.

Supplier will use Sprint as a provider of telecommunications services. Sprint will provide the service at competitive prices and services based on Supplier’s volume and competitor’s pricing. Supplier will roll its telecommunications services to Sprint as its current commitments expire. Telecommunications services include voice (wireline and wireless), data, Internet connectivity, local, phone systems, teleconferencing and video.

Supplier agrees that Sprint may share (1) Supplier’s commitment purchase additional telecommunications services and related products from Sprint as set forth in this Section 3.1 with any wholly-owned subsidiary of Sprint Corporation, including for the purpose of marketing existing and new service offerings to Supplier and (2) Supplier’s current and periodic spend information with any wholly-owned subsidiary of Sprint Corporation, including for the purpose of marketing existing and new service offerings to Supplier.

This subsection serves as notice to Supplier of its rights governing the use of Customer Proprietary Network Information (CPNI) as required by the Federal Communications Commission under 47 CFR Section 64.200 et seq. through Sprint’s normal procedures. Supplier grants Sprint the right to share with any Sprint-Controlled entity, for purposes of marketing services to Supplier: (1) Supplier’s commitment to purchase telecommunications services and related products and (2) Supplier’s current and periodic spend information in the aggregate or by product purchased from Sprint. Supplier grants this right regardless of Supplier’s CPNI opt-in or opt-out status related to products purchased from Sprint.

3.0 TERM & TERMINATION
4

3.1 Term.

The initial term of this Agreement begins on February 1, 2005 and expires on February 1, 2008. The term of this Agreement will be automatically renewed on a month-to-month basis, unless either party gives notice of its intent not to renew at least 30 days before the expiration of the initial term or the then current term.

The terms of this Agreement continue in effect for any Order that is outstanding at the time of termination or expiration of this Agreement.

3.2 Termination for Convenience.

                Either party may terminate this Agreement at any time without liability by providing a termination notice in writing to the other party. Unless otherwise provided in the notice, the termination is effective 10 days after the date of the notice.

3.3 Termination for Cause.

                If a party materially breaches this Agreement or an Order or both, the other party may give the breaching party a material breach notice, identifying the action or inaction that is the basis of the breach. The party that gave the breach notice may terminate this Agreement or the affected Order or both if the breaching party has not cured the breach within 30 days after the date of the material breach notice. Unless otherwise provided in the notice or unless the breach has been cured, the termination is effective 31 days after the date of the notice.

3.4 Obligations Relating to Termination or Expiration.

                Upon termination or expiration of this Agreement, the parties will perform the following obligations:

                (a)              Supplier will assist Sprint in an orderly transition of Services to Sprint or a third party designated by Sprint as required by Section 3.5 Transition Period.);

                (b)             Within 15 days, Supplier will return Sprint-Owned Property to location(s) designated by Sprint;

                (c)             Within 30 days, Supplier will invoice Sprint for any final amounts due. Both parties will immediately discontinue making any statements or taking any actions that might cause third parties to infer that any business relationship continues to exist between the parties under Agreement., or both, and where necessary or advisable, the parties will inform third parties that the parties no longer have a business relationship under the Order(s) or Agreement or both.

3.5 Transition Period.

                Upon termination or expiration of an Order or this Agreement or both, Sprint may, at its discretion, require Supplier to provide a Transition Period for Services. The required Transition Period will not exceed three months, unless mutually agreed to by both parties. If Sprint initially designates a Transition Period of less than three months, it may by mutual agreement subsequently extend the Transition Period up to the maximum period of three months, with 5 days’ written notice to Supplier. Sprint and Supplier may, in their discretion, terminate the Transition Period by mutual written agreement. During the Transition Period, the parties will continue to be bound by and perform in accordance with this Agreement.

3.6 Termination for Financial Instability.

                If Supplier becomes Insolvent, Sprint may terminate this Agreement without liability with at least 30 days notice to Supplier. “Insolvent” means: (i) Supplier does not meet its undisputed obligations, including judgments, to third parties as those obligations become due, (ii) Supplier’s stock is removed or delisted from a trading exchange, (iii) Supplier’s  long term debt goes on a watch or warning list, or (iv) Supplier’s long term debt rating is downgraded more than two levels from its debt rating as of the Effective Date.

5

3.7 Effect of Termination.

                Termination of this Agreement is without prejudice to any other right or remedy of the parties. Termination of this Agreement for any cause does not release either party from any liability which, at the time of termination, has already accrued to the other party, or which may accrue in respect of any act or omission prior to termination or from any obligation which is expressly stated to survive the termination. Except that prices given under a forecast need to be adjusted to reflect non-attainment of forecasted levels per the terms in Exhibit A.

4.0          PRICE AND TERMS OF SALE

The current list prices, discounts, and product manufacturing lead times for the Products and Services are set forth in Exhibit A. Supplier must detail any sales, use, excise, or similar taxes payable by Sprint as separate line items on each applicable invoice. The prices in Exhibit A are complete and inclusive of packaging, labeling, custom duties, storage, shipping, insurance and similar items. Supplier will not increase the price of Products and Services during the term of this Agreement.

                If Supplier:

                a)              announces package pricing for Products and does not provide Sprint with at least 45 days prior written notice of the new decreased pricing, then

                b)              Supplier will credit Sprint with the difference between the prior price and the new price for Products purchased by Sprint during the 45-day period before the effective date of the new price.

                Supplier warrants that the terms of this Agreement and the prices on Exhibit A are no less favorable than the terms given to any third party that purchases or licenses similar Products or Services from Supplier under similar terms and conditions. If Supplier offers more favorable prices to any customer during the term of this Agreement, the prices will be applicable to Sprint Orders.

                Supplier warrants that the prices on Exhibit A are complete. Prices do not include special Sprint packaging and labeling nor any taxes and duties which may be charged to the purchaser by any domestic or foreign governmental agency nor storage and insurance liability for units in excess of 50.

          5.0                Expenses

Sprint will reimburse Supplier for travel, living, and other expenses if they are (i) authorized in the Purchase Order, (ii) reasonably incurred and documented, and (iii) in conformance with Sprint’s travel and reimbursement policy set forth below:

(a) Sprint will reimburse Supplier only for expenses if Supplier submits the expense report for reimbursement to Sprint within 60 days after the relevant expenses are incurred.

(b) Supplier must book all travel arrangements, including, without limitation, air travel, vehicle rentals and hotel accommodations, through the Sprint Business Travel Center by calling (800) 347-2639. All air travel must be coach or economy. When making travel arrangements, Supplier must identify itself as a supplier for Sprint.

(c) Sprint will reimburse Supplier for use of a personal vehicle for business purposes at the rate set forth in the IRS regulations in effect at the time the expense is incurred. Sprint will not reimburse Supplier for personal expenses, including, without limitation, phone calls, meals and vehicle use not related to the Services or Products supplied under this Agreement.

(d) For reimbursement, Supplier must submit, as applicable, the following in Supplier’s expense report: (i) passenger flight coupon and travel itinerary, (ii) the original receipt for meals and parking and toll fees, in excess of $15 (tear tab receipts are not accepted), (ii) the original receipt for hotel accommodations, vehicle rental costs, fuel costs for rental vehicle usage, parking fees and toll fees (regardless of the amount).
6

6.0 Taxes

Sprint is responsible for any sales or use taxes upon the compensation paid by Sprint for Deliverables. Supplier will itemize sales or use taxes separately on Supplier’s invoices. Except as otherwise provided in this Agreement, Supplier is responsible for all other taxes, duties and fees however SPRINT is responsible for all taxes, duties and fees incurred related to the shipment of finished product. If Sprint is exempt from taxation for the purposes of a Purchase Order, it will submit an exemption certificate to Supplier

7.0 Invoicing, Itemization and Payment Procedures

Invoices will include: (i) Supplier’s name and remit address, (ii) invoice number, (iii) invoice date, (iv) the name of Supplier’s Sprint contact, (v) the contract number that Sprint assigned to this Agreement, and (vi) the Sprint business unit and cost center or the Sprint Purchase Order number. Supplier must submit invoices and receive payments electronically utilizing a Sprint-approved electronic platform outlined in Exhibit F. If Supplier is unable to submit invoices and receive payments electronically on the Effective Date, Supplier must enroll for automated invoicing and payment no later than 30 days from the Effective Date and, in the interim, Supplier must send invoices to the following address:

Sprint/United Management Company
Supplier Disbursements Department
Mailstop: KSOPHW318
P.O. Box 7977
Overland Park, KS 66207-0977

If Supplier fails to enroll for automated invoicing and payment within 30 days from the Effective Date, Sprint may delay payment until Supplier completes enrollment.

With respect to Products, the invoice must include a description of the Products being ordered, the date shipment was made and the shipping origination and destination. In addition, the line item on the invoice must match the line item on the Purchase Order, including the Net Price and description, unless there has been a price reduction since the Purchase Order date. Undisputed amounts will be paid within 45 days of receipt of Supplier’s invoice. Sprint will receive a 2% discount against the undisputed amount of any invoice under this Agreement or any Contract Order if payment is made on any undisputed amount within 10 business days of the date Sprint receives Supplier’s invoice. Disputed amounts will be paid, if owed, within 30 days of resolution of the dispute.

Sprint may specify additional invoicing instructions on the Order. Supplier may not invoice Sprint until Products are shipped to a SPRINT, customer or warehouse, per SPRINT’s instructions or Services have been provided to Sprint.

7.1 Authorized Charges

The only charges, amounts, or fees that Supplier may invoice Sprint are those set forth in this Agreement and expressly authorized on a Sprint Purchase Order; unless otherwise expressly authorized, in writing, by a member of Sprint Supply
7

Chain Management

7.2 Prompt Invoicing

Supplier must invoice Sprint promptly and may not (i) invoice Sprint more than 90 days after Supplier is permitted to issue an invoice for Services or Deliverables or both under this Agreement (“Late Invoices”) or (ii) make a claim for payment related to an already issued invoice more than 365 days after the invoice date (“Late Claims”). Sprint is not obligated to pay Late Invoices or Late Claims and Supplier waives all rights and remedies related to Late Invoices and Late Claims.

7.3 Electronic Transactions

Sprint and Supplier may agree to facilitate electronic ordering through either the use of an electronic data interchange or an Internet-based e-commerce solution.

Under Section 7.0, Supplier must submit invoices and receive payments through either the use of an electronic data interchange or an Internet-based e-commerce solution.

8.0 OFFSET RIGHT

Both parties have the right to offset (i) any amount owed by either party under this Agreement or any other agreement (ii) against any undisputed amounts owed by either party under this Agreement or any other agreement.

9.0 ORDERING

9.1 Purchase Orders

Sprint will purchase Deliverables by issuing Purchase Orders to Supplier. Each Purchase Order will specify, at a minimum, (i) with respect to Products, the quantity, the Net Price, the ship date, the shipping method and the carrier, the delivery date, and the shipping location and, (ii) with respect to Services, the amount, the Net Price, and the location for the Supplier provided Services.

9.2 Purchase Order Acknowledgement

Within 5 business days of receipt of a Purchase Order, Supplier will issue a written acknowledgment (electronically or by facsimile). The Purchase Order will specify the Products and Services ordered, Net Price and delivery schedule. If Supplier does not acknowledge the Purchase Order within 5 business days, and as long as the purchase order is prepared in accordance with the terms and conditions of this agreement or any subsequent updates to said document, supplier will be considered to have accepted the Purchase Order term in the acknowledgment that is inconsistent with this Agreement or the Purchase Order or both will be of no force or effect. If Supplier does not accept any term or provision of a Purchase Order, Supplier will reject same (stating which terms are objectionable) and Sprint may then choose to modify the Purchase Order to make it acceptable to Supplier. In any event, the terms of any accepted Purchase Order shall control over the acknowledgment of this agreement.

10.00 SHIPPING AND RISK OF LOSS OF PRODUCT
8

10.1 General

Supplier will ship Products to the location specified in the applicable Purchase Order using the method of shipping and specified in the applicable Purchase Order and in accordance with the Sprint Routing Guide. Unless otherwise indicated, Supplier must ship Products using ground transportation. Sprint will pay shipping costs. In the absence of written shipping directions, Supplier will select the carrier and insurance that is consistent with the parties’ past practice, using Supplier’s best commercial efforts.

All shipments will be identified with large, easily readable type, including the shipping location, the Purchase Order number, and any other special purchase or shipping instructions required by Sprint. Supplier may not ship partial Purchase Orders of Product without Sprint’s prior written consent.

10.2 Risk of Loss

Equipment title and risk of loss or damage will transfer to Sprint upon either (i) delivery of the Equipment to Sprint’s designated carrier, (ii) Sprint taking possession of the Equipment at Supplier’s facility, or (iii) Supplier’s delivery of the Equipment to Sprint’s designated location.

10.3 Late Shipment

Products will be shipped in accordance with Purchase Orders for Supplier will be responsible for all expedited shipping charges.

10.4 Early Shipment

If Supplier ships materially ahead of the time period required pursuant to the terms of the Purchase Order. ), Sprint may, at its option, (i) return the Product to Supplier at Supplier’s expense for timely re-delivery, or (ii) withhold payment for the Product until after the scheduled delivery date or (iii) place the Product in storage at Supplier’s expense.

11.0 RETURN AUTHORIZATION PROCESS

Upon request by Sprint for a return authorization for credit, refund, repair, or replacement of Product, whether or not under warranty, Supplier will either issue a return authorization or provide Sprint with written substantiation for the refusal to issue the return authorization within 24 hours of receipt of a request to return. If Supplier fails to provide the return authorization or the substantiation for the refusal, Sprint may deduct from its payments to Supplier under this Agreement the Net Price of the Product. Unless otherwise provided in this Agreement, all returns of Product are subject to the terms of Exhibit A and E. Both Exhibits list (i) the return authorization process for Product and (ii) the repair and replacement Services and associated fees for “out-of-warranty” Product.

12.0 INSPECTION, ACCEPTANCE AND QUALITY CONTROL

12 .1 Inspection.

Sprint may inspect Products according to an agreed upon incoming inspection procedure and rejection rate. Products that fail to meet inspection criteria will be returned to Supplier, at Supplier’s expense. Supplier will pay for reshipping conforming Products to Sprint. Sprint may place a hold on all pending Orders until Supplier has
9

demonstrated that the cause for rejection has been corrected. If the cause for rejection is not corrected within 30 days after rejection, Sprint may cancel outstanding Orders without further obligation or liability. Sprint may conduct a site inspection at Supplier’s facility during business hours by providing 7 days notice to Supplier.

12.2 Inspection and Testing Remedies

If any Product or System is found to be defective upon inspection or testing, Sprint may, at its option: (i) cancel the affected Purchase Order; (ii) reject the Product or System and return it to Supplier at Supplier’s cost and require Supplier to ship conforming replacement Product or System within 20 days of Sprint’s rejection; or (v) require Supplier to refund the amount paid.

13.3 Quality Control.

In order for the Products to be connected to the Sprint public communications network, the Products must pass Sprint’s certification tests. This includes modifications made to any Products to ensure operability and backward compatibility with Sprint’s network. Accordingly, Supplier will provide Sprint up to 2 units of Product at no charge, along with cables, and Documentation, to enable Sprint to perform its ongoing certification process.

14.0 This section deleted. 15.0 CANCELLATION

15.1 Cancellation for Cause.

Sprint may cancel an accepted Order, in whole or in part, if Supplier fails or refuses to deliver Products or Services as ordered on the delivery date, or within 3 business days or if Supplier is not performing in accordance with Supplier-published Specifications as set forth in this Agreement. If an Order is cancelled pursuant to this Section 15.1, in whole or in part, and the Deliverables have been shipped or delivered, Sprint will return the Deliverables at Supplier’s expense. Sprint may procure similar Products or Services from a third party, and Supplier must pay Sprint for the excess cost for the replacement Products or Services. If cancellation is partial, Supplier must continue the performance of the remaining portion of the Order.

Sprint’s acceptance of all or any part of the Products or Services will not waive claims which Sprint may have for delays.

16.0 SERVICE AND DELIVERABLE WARRANTIES

16.1 General Product and System Warranty

Supplier warrants to Sprint that any Product and any System:

a) is new;

b) conforms with the applicable Purchase Order;

c) complies with the Specifications;
10

d) with respect to Software, is free from programming errors and material defects;

i.	with respect to Equipment that is not Software, is free from defects in materials, workmanship and design;

ii.	with respect to any Software or part thereof that has been licensed to Supplier by a third party, Supplier has the full power and authority to sublicense the third party software as part of its license grant to Sprint for the Software.;

iii.	will perform and process date arithmetic and date/time data in a consistent and accurate manner, accepting and responding to two-digit year-date input, correcting or supplementing as necessary, and in a manner that is unambiguous as to century;

iv.	is suited for Sprint’s intended use as advised to Supplier; and

v.	is free from any lien or other encumbrance.

                16.2         Supplier’s General Product and System Warranty of a warranty,

                Sprint may return the System or Product to Supplier, at 120 Corporate Blvd, South Plainfield NJ 08854, for correction or replacement at Supplier’s discretion, even if the period to perform those corrections extends beyond the System or Product warranty period. Supplier’s Warranty is extended only to Sprint and not to Sprint’s Customers

16.3 Interoperability Warranty

Supplier warrants that any System and any Product will Interoperate with (i) the Products previously purchased under this Agreement.

16.4 Backwards Compatibility Warranty

                Supplier warrants that any System or Product will be compatible with any Software Upgrade or Equipment Upgrade so that no changes are required to obtain the full functionality and compliance with the Specifications that existed before the installation of the Software Upgrade or the Equipment Upgrade.

                Supplier also warrants that any Software Upgrade or Equipment Upgrades will be Backwards Compatible (i) with all Revision Levels provided in the immediately preceding 2-year period and (ii) with the immediately preceding 2 Revision Levels.

16.5 Media Warranty

Supplier warrants that all tapes, diskettes, or other media delivered to Sprint under this Agreement will be free of defects in materials and workmanship under normal use for a period of 90 days following Sprint’s acceptance. During the 90-day period, Sprint may return the defective media to Supplier, and Supplier will, at its expense, promptly replace the defective media with functionally equivalent new media.

16.6 Non-Infringement Warranty

                Supplier warrants that it has the full power and authority to grant the Software licenses granted under this Agreement, and neither the license nor use of any Product or System, as permitted under this Agreement, will in any way constitute an infringement or other violation of any copyright, patent, trade secret, trademark, nondisclosure agreement, or any other intellectual property right or right of publicity.

16.7 Replacement Deliverables

Replacement or corrected Products or Systems are covered under all warranty provisions in this Agreement. The length of the warranty is governed by the original shipping date. By example, if a
11

Product or System is returned after 4 years, the repaired or replaced Product or System will have 1 year left on a 5-year warranty.

16.8 Services Warranty

                Supplier warrants that the Services will conform to the Specifications set forth in the applicable Exhibits, be provided in a workmanlike manner and that, Supplier’s employees, subcontractors, or agents assigned to provide Services under this Agreement have the proper expertise, skills, training, and professional education to perform the Services in a professional manner and consistent with applicable industry standards.

                If there is a breach of a warranty of Section 17.8  Services Warranty), Supplier will promptly correct the defects or replace nonconforming Services at Supplier’s cost as outlined in the product warranty. If Supplier fails to promptly correct defects or replace nonconforming Services, Sprint’s remedy is to return Product or Service to company for refund.

16.9 Supplier Personnel Warranty

                Supplier warrants that neither Supplier nor its personnel performing Services has any existing obligation that would violate or infringe upon the rights of third parties, including property, contractual, employment, trademark, trade secrets, copyright, patent, Confidential Information and non-disclosure rights, that might affect Supplier’s ability to fulfill its obligations under this Agreement.

16.10	Supplier General Warranty. Supplier warrants the Products, Software and Services Sprint purchases and resells, and which are installed within the Territory, in accordance with the Agreement and any additional Product-specific warranty provisions.

17.0	SECURITY

17.1 Virus Warranty

                Supplier warrants that any System or Product delivered to Sprint under this Agreement will be free from any viruses, disabling programming codes, instructions, or other such items that may interfere with or adversely affect Sprint’s permitted use of the System or Product.

17.2 Illicit Technology Remedies

                Supplier warrants that Software will not: (i) contain any hidden files; (ii) replicate, transmit or activate itself without control of a person operating the computing equipment on which it resides; (iii) alter, damage or erase any data or computer programs without control of a person operating the computing equipment on which it resides; and (iv) contain any Illicit Code. If any Software contains any Illicit Code, then notwithstanding anything to the contrary in this Agreement, Supplier will be in default and no “right to cure” period will apply. To protect Sprint from any damages that may be intentionally or unintentionally caused by the introduction of Illicit Code to Sprint’s computer network, Supplier will not install, use or execute any software on any Sprint computer without Sprint’s written approval. Supplier acknowledges that it does not have any right to electronically repossess or use any self-help related to the Software.

17.3 Illicit Technology and Unmitigated Vulnerabilities Warranty

The Supplier warrants that to the best of its knowledge the Deliverables will not contain any Illicit Technology or Unmitigated Vulnerability.

17.4 Scanning Requirements and Fixes

                Sprint may request that Supplier provide Documentation that demonstrates that the applicable Deliverable has been scanned for Illicit Technology and Unmitigated Vulnerabilities prior to delivery to Sprint. The Supplier shall show that the most recent, industry-standard signature files available, as of the applicable delivery date, were used to perform the security scan. The Documentation provided by Supplier should include a description of applicable security testing, audit trails of anti-virus detection and

12

vulnerability scanner tolls, with date/time of the signature file used for each scan. If an Unmitigated Vulnerability has been published, but Supplier Software patches, hot-fixes, or system updates have not been publicly released, the Supplier will provide risk mitigation procedures in the form of compensating controls until such a time that the Supplier provides an industry-approved resolution at the Supplier’s expense.

18.0 PRODUCT CHANGES AND FEATURE ENHANCEMENTS

18.1 Equipment Changes

                Supplier will provide Equipment Feature Enhancements to Sprint, if requested by Sprint, and Sprint will pay for those Equipment Feature Enhancements consistent with Section 5.0 (Pricing and Terms of Sale). Sprint is not obligated to pay for any Equipment Feature Enhancement supplied to Sprint at the initiative of Supplier unless Sprint elects to utilize any new feature included therein. The fee for any Equipment Feature Enhancement utilized by Sprint will be due within 30 days of Sprint’s notice to Supplier that Sprint has elected to use the new feature and has accepted the new feature under Section 9.0 (Inspection, Acceptance and Quality Control). If Supplier issues an Equipment Upgrade that is combined with an Equipment Feature Enhancement (collectively the “Equipment Combined Release”), Supplier will provide the Combined Release to Sprint at no charge, unless and until Sprint elects to use the Equipment Feature Enhancement included within the Combined Release and has accepted the new feature under Section 9.0 (Inspection, Acceptance and Quality Control).

18.2 Software Changes

                Supplier will provide Software Upgrades to Sprint at no charge during the applicable warranty period. Supplier will provide Software Feature Enhancements to Sprint, if requested by Sprint, and Sprint will pay for those Software Feature Enhancements consistent with Section 5.0 (Price and Terms of Sale). Sprint is not obligated to pay for any Software Feature Enhancement supplied to Sprint at the initiative of Supplier unless Sprint elects to utilize any new feature included therein. If Sprint decides to acquire the Software Feature Enhancement, it will operate on Products previously purchased from Supplier. The fee for any Software Feature Enhancement utilized by Sprint will be due within 45 days of Sprint’s notice to Supplier that Sprint has elected to use the new feature and has accepted the new feature under Section 9.0 In section 9 we deleted acceptance.(Inspection, Acceptance and Quality Control). If Supplier issues a Software Upgrade that is combined with a Software Feature Enhancement (collectively the “Software Combined Release”), Supplier will provide the Combined Release to Sprint at no charge, unless and until Sprint elects to use the Software Feature Enhancement included within the Combined Release and has accepted the new feature under Section 9.0 (Inspection, Acceptance, and Quality Control). Any Software Feature Enhancement is subject to Section 20.0 (License of Software).

18.3 Supplier’s Notice Obligations

Supplier will give Sprint at least _30__ days’ prior written notice of the introduction of any Equipment Feature Enhancement, Equipment Combined Release, Software Feature Enhancement, or Software Combined Release. In addition, Supplier may not materially modify Deliverables that Sprint is expected to purchase or license under this Agreement without at least 30_ days’ prior written notice of to Sprint. Examples of material modifications include: (i) modifying the operation of the Deliverables from the level of performance set forth in the Specification; (ii) improving the performance or functionality of Deliverables; and (iii) engineering changes that improve installation or configuration of the Deliverables. In addition to any other obligations in this Section 18.3 Supplier’s Notice Obligations), every January 1 and July 1 of each year, Supplier will provide Sprint with its development plans for the Deliverables previously ordered by Sprint.

18.4	Supplier’s Obligations if Adverse Effect on Other Deliverables
13

                If any Equipment Upgrade, Equipment Feature Enhancement, Equipment Combined Release, Software Upgrade, Software Feature Enhancement or Software Combined Release has the effect of preventing any Product or System from performing in accordance with the Specifications for that Product or System or otherwise adversely affects the functionality or features of any Product or System, Supplier will, at its own expense, promptly take whatever corrective action may be necessary to ensure proper Product or System functioning.

19.0        DISCONTINUATION  OF PRODUCT

19.1 Supplier will manufacture any Product for at least 5 years from the Effective Date at current or better pricing for said parts. In the event that a product is discontinued, supplier agrees to either make best efforts to make said product available for SPRINT’s purposes, and/or offer a replacement product that meets the capabilities of the discontinued product as well as the backward compatibility requirements for products on SPRINT’s network, at current at better pricing for said parts. During the term of this Agreement, Supplier agrees to provide Sprint at least 180 days’ notice of its intent to discontinue any Product supplied by Supplier to Sprint.

19.2 Replacement Parts

                Supplier will continue to manufacture or otherwise provide replacement parts to support any Product purchased by Sprint for at least 5 years after shipment to Sprint of the particular Product. By example, Supplier will provide replacement parts and support Product shipped to Sprint on May 1, 2000 until at least May 2, 2005.

19.3 Remedies

                If Sprint determines, within 45 days of the installation of the first units that a Product or System is chronically defective, Supplier will accept return of all chronically defective Product or System and replace the chronically defective Product or System according to Exhibit E (Warranty and Maintenance Services) or provide a refund of the amount paid.

20.0 PERSONNEL

20.1 Required Compliance with Agreement.

                Supplier will require Supplier Personnel to comply with the applicable terms of this Agreement. The term “Supplier Personnel” means Supplier’s employees, subcontractors and agents assigned to provide Services.

20.2 Removal.

                Sprint may reject or require Supplier to remove Supplier Personnel from providing Services to Sprint for any lawful reason. Supplier must remove Supplier Personnel promptly upon Sprint’s written request. Sprint is not obligated to pay for Services provided by the removed Supplier Personnel following Sprint’s request for removal. Sprint is not obligated to pay for any costs associated with replacing Supplier Personnel.

20.3 Supplier’s Representative.

                Supplier will designate a member of Supplier Personnel as Supplier’s representative (“Supplier Representative”) for each Order. The Supplier Representative will be available to Sprint on a priority basis and will have the authority to monitor the quality of Services, resolve any disputes, and approve change requests.

20.4 Safety.

Supplier must immediately notify Sprint by telephone (followed by written confirmation within
14

24 hours) of any Deliverable, which fails to comply with any applicable safety rules or standards of any government agency or which contains a defect which could present a substantial risk to the health of the public or the environment.

20.5 Weapons Prohibition.

                Supplier Personnel are prohibited from carrying weapons or ammunition onto Sprint’s premises or using or carrying weapons while performing Services or attending Sprint-sponsored activities. Supplier further agrees to comply with any postings or notices located at Sprint’s premises regarding safety, security or weapons.

20.6 Compliance with Laws

Each party will comply with all applicable laws, orders, codes, and regulations in the performance of this Agreement. Supplier will obtain all applicable permits relating to its ability to perform its obligations under this Agreement.

20.7 Public Software

Supplier will not use in the performance of Services or incorporate into any Product any Software that refers to, or is based upon, a license from GNU Public License, the Free Software Foundation, or that is “copylefted.”

20.8 No Unapproved Subcontractors

Supplier may not subcontract any portion of Services without Sprint’s prior written approval, and will remain fully liable for the work performed and for the acts or omissions of any approved subcontractor. Supplier will require any approved subcontractor to comply with the applicable terms of this Agreement.

20.9 Security Adherence and Access Rights.

                Supplier will adhere to Sprint security requirements. Security access rights to Sprint premises will be designated by Sprint in accordance with Sprint security guidelines. Supplier will abide by all procedures and policies applicable to Sprint premises access rights. All Supplier Personnel will receive a security badge from Sprint prior to performing any portion of Services on Sprint’s premises and will be required to wear such badge at all times while on Sprint’s premises.

20.10 Investigations.

Any security breach will be referred to Sprint’s Corporate Security. Supplier must make Supplier Personnel available to Sprint for purposes of investigating accidents or incidents.

20.11 Background Checks

                Supplier will perform reasonable background checks on Supplier Personnel. Supplier Personnel will not include anyone with a positive drug test or felony conviction. Supplier must immediately remove a Supplier Personnel with a felony conviction or positive drug test from any Sprint project.

21.0 GENERAL REPRESENTATIONS AND WARRANTIES

21.1 Formation; Authorization; Litigation.

Each party represents and warrants that:

a)	it is validly existing and in good standing, and is qualified to do business in each jurisdiction that it will conduct business under this Agreement, unless the failure to do so will not have a material adverse effect on its
15

ability to perform under this Agreement;

b)	the signing, delivery and performance of this Agreement by the party has been properly authorized; and

c)	there are no claims, actions or proceedings pending or, to the knowledge of the party, threatened against or affecting the party that may, if adversely determined, reasonably be expected to have a material adverse effect on the party’s ability to perform.

21.2 No Violations; Approvals.

Each party represents and warrants to the other party that neither the execution, delivery or performance of this Agreement:

(a)	will violate any existing law, regulation, order, determination or award of any governmental authority or arbitrator, applicable to the party;

(b)	will violate or cause a breach of the terms of the party’s governing documents or of any material agreement that binds the party;

(c)	will require approval or filing with any governmental authority; or

(d)	will require any license to use the intellectual property of a third party, other than any licenses currently held by a party with the good faith belief that the licenses will endure or are renewable and will be renewed by the party for the Agreement term.

21.3 Litigation

There are no claims, actions, suits or proceedings pending or, to the knowledge of the party, threatened against or affecting the party which could, if adversely determined, reasonably be expected to have a material adverse effect on the party’s ability to perform its obligations under this Agreement.

22.0 SUPPLIER ADDITIONAL OBLIGATIONS

Supplier agrees to provide to Sprint the support Services detailed in Exhibit A. Additional Supplier Warranties and Services that must be provided by Supplier are included in Exhibit A.

23.0 OWNERSHIP

23.1 Sprint Owned Property.

                All tangible and intangible items or information that Supplier receives from Sprint or from a third party on behalf of Sprint, or that is paid for, in whole or in part, by Sprint,other than Software licensed to Sprint by Supplier under Section 20.0, is the property of Sprint (“Sprint-Owned Property”). Supplier must return all Sprint-Owned Property to Sprint upon Sprint’s request, or upon the termination or expiration of this Agreement, whichever is earlier. Supplier is responsible and must account for all Sprint-Owned Property, and bears the risk of loss while the property is in Supplier’s possession. Sprint-Owned Property may only be used in connection with Supplier’s performance of its obligations under this Agreement. Sprint may inspect any agreements and associated records including, without limitation, invoices by which Supplier acquires Sprint-Owned Property.

23.2 Developed Property

                Supplier assigns and agrees to assign and disclose to Sprint all intellectual property generated, conceived or developed under this Agreement including, without limitation, inventions conceived or reduced to practice and any resulting patents. Any works of authorship in any form of expression including, without limitation, manuals and software, belong exclusively to Sprint. If, by operation of law, the ownership of developed property does not automatically vest in Sprint, Supplier will take necessary steps to assign ownership to Sprint. Supplier will provide reasonable assistance to Sprint to secure

16

intellectual property protection, including, without limitation, assistance in the preparation and filing of any patent applications, copyright registrations, and the execution of all applications, assignments or other instruments for perfection or protection of title. Supplier will pay Supplier Personnel any compensation due in connection with the assignment of any intellectual property or invention developed under this Agreement. Supplier warrants to Sprint that Supplier Personnel are and will continue to be throughout the term of this Agreement subject to agreements that will secure Sprint’s rights under this subsection. A.Patent License In consideration for the purchase of Deliverables from Supplier, Supplier grants to Sprint, under patents associated with the Product or parts thereof in which Supplier owns or has an unconditional and absolute right to license, a fully paid up, world-wide, non-exclusive license to utilize Supplier’s patents. The patent license includes the right to use the licenses purchased and any combinations of the Product with other products and Software that are used by Sprint. The patent license includes those patents existing on the Effective Date and those patents which come into existence during the term of this Agreement. The patent license will continue for the entire unexpired term of the patent.

24.0 CONFIDENTIAL INFORMATION

24.1 General.

                Each party acknowledges that while performing its obligations under this Agreement it may have access to Confidential Information of the other party. A party receiving the Confidential Information has a duty to protect the Confidential Information for 2 years from the first date that the Confidential Information was received.

24.2 Confidentiality

Each party will keep the Confidential Information of the other confidential and will only use such the Confidential Information to perform their respective obligations under this Agreement. Each party must protect the Confidential Information of the other from both unauthorized use and unauthorized disclosure by exercising the same degree of care that is used with respect to information of its own of a similar nature, except that the receiving party must at least use reasonable care. Upon cessation of work, or upon written request, each party will return or destroy all the Confidential Information of the other. A party reserves the right to require upon 5 days notice the other party to have its personnel with access to the Confidential Information sign Exhibit G.

24.3 Exceptions.

Confidential Information does not include information that is:

a rightfully known to the receiving party before negotiations leading up to this Agreement;

                                                  b            independently developed by the receiving party without any reliance on the disclosing party’s Confidential Information;

                                                  c            part of the public domain or is lawfully obtained by the receiving party from a third party not under an obligation of confidentiality;

                                                  d            required to be disclosed by law or legal process, so long as the receiving party uses reasonable efforts to cooperate with the disclosing party in limiting disclosure;

                                                  e            free of confidentiality restrictions by agreement of the disclosing party; or

                                                  f            is governed by different non-disclosure provisions than this Agreement.

24.4 Third Party Confidential Information.
17

Neither party will disclose to the other any Confidential Information of a third party without the consent of such third party.

24.5 Information Security.

                To protect Sprint’s Confidential Information from unauthorized use, including disclosure, loss or alteration, Supplier will: (i) meet the Security Standards; and (ii) inventory and test Security Standards before accepting Sprint’s Confidential Information; and (iii) strictly adhere to standards contained in Sprint’s most current Detailed Security Requirements Job Aid that correlate to the specific Services or Deliverables provided by Supplier. Sprint’s Detailed Security Requirements Job Aid is posted on http://www.sprint.com/supplierdiversity/securitypolicy/shtml and will be provided to Supplier upon request.

                Suppliers who need to access, process, use, store, or transmit sensitive information will be subjected to review of their demonstrated capability to protect such information. Upon Sprint’s reasonable request, Supplier will provide information to Sprint to enable Sprint to determine compliance with Section-24 above. As part of Sprint’s assessment of Supplier’s internal control structure, Supplier may be requested, without limitation, to answer security questionnaires or conduct scans of servers, databases and other network hardware.

                Supplier will promptly inform Sprint of any known or suspected compromises of Sprint’s Confidential Information as a result of Supplier’s failure to comply with the Security Standards.

                On a periodic basis, but in no event more than twice in any 12-month period, Sprint may, upon 10 days notice, perform a vulnerability assessment to determine Supplier’s compliance with the Security Standards. If Sprint has a reasonable basis to believe that Supplier has breached or is likely to breach the Security Standards, Sprint may, upon 5 days notice, perform a vulnerability assessment, which assessment will be in addition to any assessment in the ordinary course.

                At Sprint’s reasonable request, Supplier will promptly cooperate with Sprint to develop a plan to protect Sprint’s Confidential Information from failures or attacks on the Security Standards, which plan will include prioritization of recovery efforts, identification of and implementation plans for alternative data centers or other storage sites and backup capabilities.

                If Supplier fails to meet the obligations in this Section 19.5 Information Security.

                Sprint will notify Supplier of this failure as provided in this Agreement. Supplier will have 30 days from receiving that notice to correct the cause for such failure. If Supplier has failed to remedy its failure within this 30-day period, Sprint has the right to terminate this Agreement as provided in Section (4.3  Termination for Cause.)

24.6 No Publicity.

                Supplier will not, without Sprint Corporate Communication’s prior written consent, make any news release, public announcement, denial or confirmation of this Agreement, its value, or its terms and conditions, or in any other manner advertise or publish this Agreement, its value, or its terms and conditions. Nothing in this Agreement is intended to imply that Sprint will agree to any publicity whatsoever, and Sprint may, in its sole discretion, withhold its consent to any publicity.

24.7 Injunctive Relief.

                Each party agrees that the wrongful disclosure of Confidential Information may cause irreparable injury that is inadequately compensable in monetary damages. Accordingly, either party may seek injunctive relief in any court of competent jurisdiction for the breach or threatened breach of this Section 19.7 Injunctive Relief.) in addition to any other remedies in law or equity.

a. Testing and Evaluation

Sprint may provide Confidential Information to a third party to perform testing and evaluation Services if the third party agrees to protect the Confidential Information
18

using restrictions substantially similar to the requirements of this Agreement.

25.0 LICENSE OF SOFTWARE

                25.1        Except as may be provided in any Purchase Order,  Supplier grants to Sprint a non-exclusive, fully paid-up for Sprint’s own use, perpetual license to use the object code of the Software with the right to sublicense the object code to Sprint Customers, provided that the object code will only be used in connection with the Products for which it was acquired and by Sprint’s consultants and agents on a need-to-know basis A sublicense in language acceptable to Supplier shall be included with any Software provided to Sprint’s Customers. In the case of Software included in any appliance, the price of the appliance includes the Software license. In the case of Software not included in any appliance, e.g., PRIISMS, separate Software License fees will be negotiated on a case-by-case basis. Any restrictions on use, term of license and other provisions may be agreed to in any Purchase Order and incorporated into a Software license as provided below.

                Sprint acknowledges that Supplier claims that the Software is proprietary to Supplier and third parties from whom Supplier has acquired license rights. Title to the Software will remain with Supplier or the third-party owners. Sprint will enter into a Software License agreement with its Customers, prior to providing the object code of the Software. The Software License will be either a separate agreement or a master sublicense agreement under which various products are sublicensed by Sprint and will contain provisions that are no less restrictive than those of this Section 25 LICENSE OF SOFTWARE).

                Sprint may copy the object code of the Software for the purpose of distributing it to its Customers. Additionally, Sprint, its distributors, Customers and prime contractors may copy the object code of the Software for back-up or archival purposes. Each copy of the Software made by Sprint, its distributors, Customers, and prime contractors will include the proprietary notice contained in the Software as delivered by Supplier.

                During the warranty period, and if Sprint has purchased software maintenance Services from Supplier, Sprint may distribute copies of any Software correction, modification, or update provided to Sprint or its Customers at no additional cost.

                Sprint will not, and will not assist any third party to, reverse assemble, reverse compile or reverse engineer the Software.

                The expiration or termination of this Agreement will not terminate the right of Sprint or its Customers to use the Software.

                Supplier warrants that it is not necessary for Sprint, or its Customers to obtain a license from any third party in order to use the Products, other than the license granted by Supplier under Sections LICENSE OF SOFTWARE) and 22.0 USE OF PRODUCTS).

                Failure to comply with Section 25 LICENSE OF SOFTWARE) is a material breach of this Agreement.

25.2        Software. Sprint may resell Software only to End Users which (i) acquire from Sprint the title to the accompanying Equipment Products, or (ii) hold title to the companying Equipment Products acquired from another party. Additionally, Sprint may resell Software only to End Users which have signed either a Software License or a separate contractual commitment with Sprint that incorporates the terms of the Software License; provided, this requirement does not apply to Products installed by End Users that utilize Shrinkwrap Licenses.

19

27.0 USE OF PRODUCTS

                Subject to applicable license fees, the Products purchased under this Agreement may either be used by Sprint or Sprint may sell, lease, sublicense or distribute in any manner the Equipment or Software (as applicable) directly to its Customers. Supplier licenses to Sprint and authorizes Sprint to sublicense to Customers the right to use any intellectual property, if any, contained in the Products.

                Sprint may make copies of Product Documentation if Sprint reproduces Supplier’s proprietary notice on each copy.

28.0 INDEMNITY

28.1 Supplier’s General Third Party Indemnity

                Except for claims covered by Section 23.3 Supplier’s Intellectual Property Indemnification), Supplier will indemnify and defend Sprint, the Sprint Affiliates, and their respective directors, officers, agents, employees and customers (each, a “Sprint Indemnitee”) from and against all claims, damages, losses, liabilities, costs, expenses and reasonable attorney’s fees (collectively “Damages”) arising out of a claim by a third party against a Sprint Indemnitee resulting from any act or omission of Supplier under or related to this Agreement.

28.2 Sprint’s General Third Party Indemnity

                Sprint will indemnify and defend Supplier, its affiliates, and their respective directors, officers, agents and employees (each, a “Supplier Indemnitee”) from and against all Damages arising out of a claim by a third party against a Supplier Indemnitee to the extent resulting from or alleged to have resulted from any act or omission of Sprint under or related to this Agreement.

28.3 Supplier’s Intellectual Property Indemnification

                Supplier will indemnify and defend the Sprint Indemnitees from and against all Damages arising out of any claim that the Products and any resulting use or sale of any Products constitutes an infringement of any patent, trademark or copyright of any country or the misappropriation of any trade secret. In addition, if Sprint’s right to sell or use the Products is enjoined, Supplier must, at Sprint’s option and Supplier’s expense either,

a) procure for Sprint and its customers the right to use the Products;

b) replace the Products with equivalent non-infringing products; modify the Products so they become non-infringing; or

c) remove the Products and refund the price paid by Sprint for the Products, including incidental charges, such as transportation, installation and removal.

28.4 Indemnification Procedures

a)	Promptly, upon becoming aware of any matter which is subject to the provisions of Section 1 (a “Claim”), the party seeking indemnification (the “Indemnified Party”) must give notice of the Claim to the other party (the “Indemnifying Party”), accompanied by a copy of any written Documentation regarding the Claim received by the Indemnified Party.

b)	The Indemnifying Party will, at its option, settle or defend, at its own expense and with its own counsel, the Claim. The Indemnified Party have the right, at its option, to participate in the settlement or defense of the Claim, with its own counsel and at its own expense; but the Indemnifying Party will have the right to control the settlement or defense. The Indemnifying Party will not enter into any settlement that imposes any liability or obligation on the Indemnified Party without the Indemnified Party’s prior written consent. The parties will cooperate in the settlement or defense and give each other full access to all relevant
20

information.

c)	If the Indemnifying Party (i) fails to notify the Indemnified Party of the Indemnifying Party’s intent to take any action within 30 days after receipt of a notice of a Claim or (ii) fails to proceed in good faith with the prompt resolution of the Claim, the Indemnified Party, with prior written notice to the Indemnifying Party and without waiving any rights to indemnification, including reimbursement of reasonable attorney’s fees and legal costs, may defend or settle the Claim without the prior written consent of the Indemnifying Party. The Party will reimburse the Indemnified Party on demand for all Damages incurred by the Indemnified Party in defending or settling the Claim.

(d)	Neither party is obligated to indemnify and defend the other with respect to a Claim (or portions of a Claim):

(i) if the Indemnified Party fails to promptly notify the Indemnifying Party of the Claim and fails to provide reasonable cooperation and information to defend or settle the Claim; and

(ii) if, and only to the extent that, that failure materially prejudices the Indemnifying Party’s ability to satisfactorily defend or settle the Claim.

29.0 LIMITATION OF DAMAGES

Neither party will be liable to the other for consequential, indirect, special, punitive or exemplary damages for any cause of action, whether in contract, tort or otherwise, except for:

a)	Damages for which a party has an obligation of indemnity under this Agreement;

b)	Fraudulent act or omission; or

c)	Any breach of Confidential Information section, Sprint Marks section, or Indemnity section.

  29 .1                Supplier Performance

                Consequential damages include, but are not limited to, lost profits, lost revenues and lost business opportunities, whether or not a party was or should have been aware of the possibility of these damages.

30.0 INSURANCE

30.1 Required Insurance Coverage.

Supplier will obtain and keep in force during the term of this Agreement not less than the following insurance:

a)	Commercial General Liability insurance, including bodily injury, property damage, personal and advertising injury liability, and contractual liability covering operations, independent contractor and products/completed operations hazards, with limits of not less than $1,000,000 combined single limit per occurrence and $2,000,000 annual aggregate, naming Sprint, its officers, directors and employees as additional insureds;

b)	Workers’ Compensation as provided for in any jurisdiction where work is performed by Supplier Personnel who are engaged in the performance of Services under this Agreement with an Employer’s Liability limit of not less than $1,000,000 for bodily injury by accident or disease;

d)	Umbrella/Excess Liability with limits of not less than $2,000,000 combined
21

single limit in excess of the above-referenced Commercial General Liability, Employer’s Liability and Business Auto Liability.

30.2 Certificates of Insurance.

                All required insurance policies must be taken out with financially reputable insurers reasonably acceptable to Sprint and licensed to do business in all jurisdictions where Services are provided under this Agreement. Supplier will provide Sprint with a certificate of insurance, satisfactory in form and content to Sprint, evidencing that all the required coverages are in force and have been endorsed to provide that no policy will be canceled or materially altered without first giving Sprint 7 days’ prior notice. Nothing contained in this Section 25.0 INSURANCE), limits Supplier’s liability to Sprint to the limits of insurance certified or carried.

25.3 No Liability Limit

Nothing contained in this Section 25 limits Supplier’s liability to Sprint to the limits of insurance certified or carried.

32.0 RIGHT OF AUDIT

a) Records Maintenance. Supplier will maintain complete auditable records of all financial and non-financial transactions relating to this Agreement for a period of at least 3 years after the termination or expiration of this Agreement. Supplier will provide to Sprint, its internal and external auditors, inspectors and regulators access, at reasonable times, to sites where either Supplier or any of its subcontractors are providing Services, to personnel, and to data and records relating to the Services for any reasonable business purpose, including audits, examinations and inspections relating to (a) the accuracy of charges and invoices, (b) Supplier’s compliance with applicable laws or regulations, (c) Supplier’s compliance with the terms of this Agreement, (d) Supplier’s compliance with safety and security procedures with respect to its facilities, if any , and Sprint Data, and (e) the conduct of Supplier’s operations and procedures.

b) Procedures.

Sprint will provide Supplier with at least 5 business days’ prior notice of an audit. Supplier will make the information reasonably required to conduct the audit available on a timely basis and assist Sprint and its internal or external auditors as reasonably necessary. Supplier will not be responsible for Sprint’s expenses incurred for an audit, unless the audit discloses (i) an overbilling in excess of 5% during the period covered by the audit or (ii) a material non-compliance with this Agreement, in which case Supplier will pay for the entire cost of the audit. Supplier will immediately, but in no event more than 10 days after discovery of an over billing, reimburse Sprint for any overbilling disclosed by the audit for the preceding 365 day period from the presentation of audit by SPRINT of overbilling claim together with simple interest for the period of time between the date on which overpayment was made and the date on which Sprint was reimbursed at a rate of 1% per month.

33.0 NOTICES

Unless otherwise provided, notices provided under this Agreement must be in writing and delivered by (i) certified mail, return receipt requested, (ii) hand delivered, (iii) facsimile with receipt of a “Transmission OK” acknowledgment, (iv) e-mail, or (v) delivery by a reputable overnight carrier service (in the case delivery by facsimile or e-mail the notice must be followed by a copy of the notice being delivered by a means provided in (i), (ii) or (v)). The notice will be deemed given on the day the notice is received. In the case of notice by facsimile or e-mail, the notice is deemed received at the local time of the receiving machine, and if not received, then the date the follow-up copy is received. Notices must be delivered to

22

the following addresses or at such other addresses as may be later designated by notice:

Sprint:	Supplier:

Sprint Jerry Beneventi, Group Manager	ION Networks
6580 Sprint Parkway	Henry Hill
Overland Park, KS	120 Corporate Blvd.
Phone: 913-794-8881	South Plainfield, NJ 07080
Fax: _________________________________	_________________________________
__________________________________
__________________________________
Fax: (908)546-3901

With a copy to:	With a copy to:
Sprint	ION Networks
Sprint Law Department	Patrick E. Delaney
Director, Procurement Law Group	120 Corporate Blvd.
6450 Sprint Parkway	South Plainfield, NJ 07080
Overland Park, KS 66251	_________________________________
Mailstop: KSOPHN0312-3A321	__________________________________
Fax: (913) 523-9848	Fax: (908)546-
3901__________________________
23

34.0 DISPUTE RESOLUTION

34.1 Option to Negotiate Disputes.

                The parties may, but are not obligated to, resolve any issue, dispute, or controversy arising out of or relating to this Agreement using the following procedures. Any party may give the other party notice of any dispute not resolved in the normal course of business. Within 10 days after delivery of such notice, representatives of both parties may meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute by the respective representatives of both parties within the time frames and escalation process set forth below:

	Sprint	Supplier

Within 10 days	Jerry Beneventi	Brent Kephart
	Group Manager	Account Executive

Within 20 days	Tom Gennarelli	Henry Hill
	Director	VP of Operations

Within 30 days	Marvin Motley	Patrick E. Delaney
	Vice President	CFO

If a party intends to be accompanied at a meeting by an attorney, the other party will be given at least 2 business days’ notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this Section 23.0 are confidential and will be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and State Rules of Evidence.

34.2 Continuing Performance.

Both parties will continue performance during the pendency of any dispute, unless either party terminates this Agreement under Section 4.3 (Termination for Cause).

34.3 Forum Selection.

                Except to the extent necessary for Sprint to enforce indemnity or defense obligations under this Agreement, any court proceeding brought by either party must be brought, as appropriate, in Kansas District Court located in Johnson County Kansas, or in the United States District Court for the District of Kansas in Kansas City, Kansas. Each party agrees to personal jurisdiction in either court.

34.4 Waiver of Jury Trial.

                Each party waives its right to a jury trial in any court action arising among the parties, whether under this Agreement or otherwise related to this Agreement, and whether made by claim, counterclaim, third party claim or otherwise.

                If for any reason the jury waiver is held to be unenforceable, the parties agree to binding arbitration for any dispute arising out of this Agreement or any claim arising under any federal, state or local statutes, laws or regulations, under the applicable commercial rules of the American Arbitration Association and 9 U.S.C. § 1, et. seq. Any arbitration will be held in the Kansas City, Missouri

24

metropolitan area and be subject to the Governing Law provision set forth in Section 36.11 Governing Law.). Discovery in the arbitration will be governed by the local rules applicable in the United States District Court for the District of Kansas.

34.5 Attorney’s Fees.

                The prevailing party in any formal dispute will be entitled to reasonable attorney’s fees and costs, including reasonable expert fees and costs. If the prevailing party rejected a written settlement offer that exceeds its recovery, the offering party will be entitled to its reasonable attorney’s fees and costs.

35.0 GENERAL

35.1 Business Conduct Code

Supplier agrees to conduct business with Sprint in an ethical manner that is consistent with The Sprint Principles of Business Conduct for Consultants, Contractors, and Suppliers, which Supplier acknowledges has been provided to Supplier as a reference.

35.2 Ethics Code.

                Supplier agrees to conduct business with Sprint in an ethical manner that is consistent with The Sprint Principles of Business Conduct for Consultants, Contractors and Suppliers, which Supplier acknowledges has been provided to Supplier as a reference.

35.3 Supplier Performance.

Time is of the essence in Supplier’s performance under this Agreement. Sprint is not obligated to pay for Products delivered or Services performed which do not conform to accepted Purchase Order.

36.4 Independent Contractor.

                Supplier and Supplier Personnel are independent contractors for all purposes and at all times. Supplier has the responsibility for, and control over, the methods and details of performing Services. Supplier will provide all tools, materials, training, hiring, supervision, work policies and procedures, and be responsible for the compensation, discipline and termination of Supplier Personnel. Supplier is responsible for the payment of all Supplier’s Personnel Compensation. Neither Supplier nor Supplier Personnel have any authority to act on behalf of, or to bind Sprint to any obligation.

                Supplier is solely responsible for payment of wages, salaries, fringe benefits and other compensation of, or claimed by, Supplier’s employees including, without limitations, contributions to any employee benefit, medical or savings plan and is responsible for all payroll taxes including, without limitation, the withholding and payment of all federal, state and local income taxes, FICA, unemployment taxes and all other payroll taxes. Supplier is also solely responsible for compliance with applicable Workers’ Compensation laws with respect to maintenance of workers’ compensation coverages on Supplier’s employees. Supplier will indemnify and defend Sprint from all claims by any person, government or agency relating to payment of taxes and benefits, including without limitation, any penalties and interest which may be assessed against Sprint. Supplier will similarly indemnify and defend Sprint from all claims by any person or governmental agency which arise directly or indirectly from any failure by Supplier to comply with applicable Workers’ Compensation laws with respect to maintenance of workers’ compensation coverage on Supplier’s employees.

                 If Sprint determines that a Supplier-provided employee, agent or subcontractor is not providing satisfactory service, Sprint will advise Supplier and may require Supplier to remove that individual or subcontractor. Sprint will only pay for work actually performed by the removed individual or subcontractor prior to Sprint’s notice for removal and not for transportation or per diem costs associated with replacing the individual.

                Supplier will require its employees, agents and subcontractors to comply with the terms and conditions of this Agreement.

25

36.5 Survival.

                In addition to any other provisions that by their content are intended to survive the expiration or termination of this Agreement, the following sections will survive expiration or termination of this Agreement for any reason:

                 2.2           Contractual Liability

                3.5           Transition Period

                3.7           Effect of Termination

                4.0           Price and Terms of Sale

                5.0           Invoicing, Payment and Offset Right

                16.0         Service and Deliverables Warranties

                23.0         Ownership

                24.0         Confidential Information

                25.0         License of Software

                28.0         Indemnity

                29.0         Limitation of Damages

                32.0         Right of Audit

                34.0         Dispute Resolution

                36.8         Assignment

                36.11       Governing Law

                36.13       Sprint Marks

                36.6       Severability.  If any provision of this Agreement is held to be unenforceable, the remaining provisions will remain in effect and the parties will negotiate in good faith a substantively comparable enforceable provision to replace the unenforceable provision.

36.7 Waiver.

The waiver of a breach of any term or condition of this Agreement will not constitute the waiver of any other breach of the same or any other term. To be enforceable, a waiver must be in writing signed by a duly authorized representative of the waiving party.

36.8 Assignment.

Sprint may assign any of its rights or delegate any of its obligations under this Agreement in whole or in part to any Sprint Affiliate without Supplier’s consent. Supplier may assign any of its rights or delegate any of its obligations under this Agreement in whole or in part to any Controlled Supplier affiliate, unless it is a Sprint Competitor, without the consent of Sprint. As used in this Section, “Controlled” means: (i) the power to vote 50% or more of the voting interests of an entity; or (ii) ownership of 50% or more of the beneficial interests in income or capital of an entity. “Sprint Competitor” means any entity that sells or resells telecommunications Services. But if Sprint believes that any assignee or proposed assignee of Supplier may not be capable of performing Supplier’s obligations under this Agreement, Sprint will place Supplier on notice of the objection and will have the right to request reasonable assurances of the assignee’s or proposed assignee’s capabilities including technical and financial capability to perform Supplier’s obligations, including representations and Warranties. If such assurances are not provided to Sprint’s sole satisfaction within 30 days of the request, then Sprint may reject
26

the assignment or proposed assignment and the assignment will be null and void. Otherwise, neither party may assign any of its rights or delegate any of its obligations under this Agreement in whole or in part without the other party’s prior written consent. This Agreement is binding on and enforceable by each party’s permitted successors and assignees. Any assignment in violation of this Section is null and void.

36.9 Federal Acquisition Regulations; Executive Order 11246.

                If Sprint determines that an Order supports specific requirements included in a contract or subcontract between Sprint and the federal government, Supplier will be subject to certain federal acquisition regulations, such as requirements related to equal opportunity and affirmative action for Vietnam era veterans, and Executive Order 11246. Supplier will comply with the applicable laws as soon as it receives notice from Sprint or otherwise learns of its obligations under the applicable laws. Supplier will be subject only to those laws that must be included in all subcontracts as a matter of law.

       36.10 SUPPLIER DIVERSITY

Sprint’s Supplier Diversity Policy.

Sprint’s supplier diversity policy requires that Certified Diverse Suppliers will have the maximum practicable opportunity to participate in providing Deliverables and Services to the fullest extent consistent with efficient performance of this Agreement. “Certified Diverse Supplier” means a supplier that has been certified by a qualified independent third party agency as a “service-disabled veteran-owned small business concern,” a “HUBZone small business concern,” a “small disadvantaged business concern,” a “women-owned small business concern” or a small business concern that is controlled by one or more “socially and economically disadvantaged individuals,” as those terms are used in 48 C.F.R. 2.101 or 13 C.F.R. 124.1003.

Registration.

Before the Effective Date, Supplier must register at the following Sprint website: www.sprint.com\supplierregistration. A list of agencies that Sprint deems to be qualified independent third party agencies for certification purposes can be found at this website.

Supplier Diversity Schedule.

If Supplier expects to receive $500,000 or more from Sprint under this Agreement, Supplier must comply with the terms and conditions of Schedule K (Supplier Diversity). Sprint may terminate this Agreement for cause if Supplier fails make a good faith effort to meet its diversity requirement set forth in Exhibit D (Supplier Diversity).

36.11 Governing Law.

                This Agreement and the rights and obligations of the parties are governed by the laws of the state of Kansas, without regard to any conflict of laws principles. This Agreement will not be governed or interpreted in any way by referring to any law based on the Uniform Computer Information Transaction Act (UCITA), even if such law is adopted in Kansas.

36.12 Remedies.

                All rights and remedies of the parties, under this Agreement, in law or at equity, are cumulative and may be exercised concurrently or separately. The exercise of one remedy will not be an election of that remedy to the exclusion of other remedies.

36.13 Sprint Marks.

                Nothing in this Agreement grants Supplier the right to use any trademarks, tradenames or logos proprietary to Sprint. If Supplier is granted a right to use such marks, Supplier will do so only in strict compliance with Sprint guidelines provided by Sprint.

27

36.14 Supplier Marks.

                Sprint will not alter, obliterate, cover or remove any Supplier Marks, serial numbers or other Supplier symbols appearing on any Product or any associated packaging, labels, manuals or Documentation. All Supplier Marks are proprietary to Supplier.

36.15 Material/Mechanic’s Lien

                Supplier will promptly pay for all services, materials, Product, and labor used under this Agreement, and will keep Sprint’s property free of claims or liens.

36.16       Construction

                This Agreement will not be construed against either party due to authorship. Except for the indemnification rights and obligations in Section 23.0 (INDEMNITY), nothing in this Agreement gives anyone, other than the parties and any permitted assignees, any rights or remedies under this Agreement.

36.17       Acquisitions and Divestitures.

If a company becomes a Sprint Affiliate (“New Sprint Affiliate”) and licenses a software product that is the same as, or substantially similar to, the Software Product pursuant to a license agreement between Supplier and New Sprint Affiliate (the “New Sprint Affiliate License Agreement”), Supplier agrees, at Sprint’s option, to consent to either (i) an assignment of the New Sprint Affiliate License Agreement from New Sprint Affiliate to Sprint, or (ii) New Sprint Affiliate’s transfer of the licenses acquired under the New Sprint Affiliate License Agreement to Sprint, or (iii) Sprint’s conversion of any of New Sprint Affiliate’s licenses to licenses granted under this Agreement. Supplier will not charge New Sprint Affiliate or Sprint any fees in connection with any assignment, transfer or conversion under this section.

                If Sprint divests a Sprint Affiliate or other portion of its business (“Divested Business”), such Divested Business will be entitled to continue using the Software Product for one year after the divestiture without either Sprint or the Divested Business incurring any additional license or other fees and will be entitled to continue purchasing under this Agreement for the remaining term of this Agreement.

                The Divested Business will be responsible for any Services and Deliverables purchased after the divestiture.

37.0 ENTIRE AGREEMENT

                This Agreement, including all Orders, and all Exhibits listed below, contains the entire agreement between the parties as to the Products and Services and supersedes all prior or contemporaneous agreements, proposals, inquiries, commitments, discussions and correspondence, whether written or oral. This Agreement, the Orders and Exhibits may not be amended or modified except in writing, signed by a duly authorized representative of either party. If there is an inconsistency between the terms of this Agreement and the terms of any Order, the terms of this Agreement will control unless otherwise provided in the Order. If there is an inconsistency between the body of this Agreement and the exhibits, the body of this Agreement controls:

Exhibit A: Annual Volume Commitment Pricing	Exhibit B: Sprint Transportation Routing Guide

Appliances Warranty, Maintenance & Support Options; PRIISMS

Exhibit C: Supplier Diversity	Exhibit D: Warranty and Maintenance Services

Exhibit E: Supplier Support Obligations	Exhibit F: Electronic Transactions
28

SIGNED:

SPRINT/UNITED MANAGEMENT COMPANY	ION NETWORKS, INC.

(signature)	(signature)

(print name)	(print name) Patrick E. Delaney

(title)	(title) Chief Financial Officer

(date)	(date) February 24, 2005
29